                                     EXHIBIT 11

                           DEGEORGE FINANCIAL CORPORATION

               STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


The Company is required, pursuant to FAS 128, to present basic and diluted earnings (loss) per share. Basic earnings (loss) per share is based on the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share amounts assume the conversion, exercise or issuance of all potential common stock instruments, unless the effect is to reduce the loss or increase the income per common share from continuing operations.

For the years ended December 31, 1997 and 1995, basic and diluted loss per common share is based on 10,810,193 weighted average shares outstanding, as the effect of common stock equivalents (i.e. weighted average effect of options outstanding) was anti-dilutive.

Weighted average shares for the 1996 computation of earnings per share are as follows:


Weighted average shares outstanding - basic                 10,810,193
Weighted average effect of options outstanding                  12,924
                                                            ----------
Weighted average shares outstanding - diluted               10,823,117
                                                            ----------
                                                            ----------



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